Exhibit 10.6

March, 28 2012

Stephanie McSwain
Vice President, Manufacturing
Aeolus Pharmaceuticals, Inc.
26361 Crown Valley Parkway
Mission Viejo, CA 92681

Dear Stephanie,

Thank you for your continued interest in Johnson Matthey Pharma Services (JMPS).  As a follow-up to your recent request, we are pleased to provide Aeolus Pharmaceuticals (Aeolus) with this proposal for Scale-up Development and cGMP Manufacture of 2318.C.

Please contact me if I can provide additional information or be of additional service.  We appreciate the opportunity to support your chemistry service needs and look forward to your feedback on this proposal.

All the Best,

/s/ Todd Stark
Todd Stark, Ph.D.

Manager, Business Development
Johnson Matthey Pharma Services

978-496-7088
tstark@jmusa.com

Proposal for Scale-up Development and cGMP Manufacture of 2318.C

Appendix 4 to the Research and Manufacturing Agreement Dated:  February 16, 2011

Proposal Date:  March, 28 2012

Johnson Matthey Pharma Services (JMPS) is pleased to provide Aeolus Pharmaceuticals (Aeolus) with this proposal for scale-up development and cGMP manufacture of 2318.C.  JMPS will use commercially reasonable efforts to meet all milestones for the fees as outlined in this proposal.  This proposal is based on technical information provided by Aeolus and other available technical information within the public literature and available at JMPS.

Summary

Proposal No: AEO-120223-1167
Stage #	Description	Service Fee*	Estimated Timeline
1	Scale-up Development	$[…***…]	[…***…]
2	Kilo-Lab Demonstration	$[…***…]	[…***…]
3	cGMP Manufacture	$[…***…]	[…***…]
	Total	$[…***…]	[…***…]
*Includes […***…].

JMPS will use commercially reasonable efforts to achieve the deliverables as outlined in this proposal.  This proposal is based on a specific scope of work that was developed using technical information provided by Aeolus.  Project objectives or technical details may differ from those assumed in this proposal.  If a significant difference occurs from the originally proposed scope of work or with the actual technical details from those assumed, JMPS will assess the impact of such a change and inform Aeolus.  JMPS and Aeolus will promptly and in good faith develop and agree to a modified project plan to ensure that project delays are avoided or minimized.  If these changes result in additional cost, Aeolus must authorize the additional cost in writing prior to implementation.

JMPS will schedule resources and order materials upon acceptance of this proposal.  Scheduling is contingent on prevailing staff commitments, raw material, and equipment availability.  Aeolus will be notified of the expected start date as soon as is practical.  JMPS will appoint a project leader to oversee the work and serve as the primary technical liaison with Aeolus.  Project updates will be submitted weekly and conference calls will be arranged on a frequency agreed upon by both parties.

JMPS offers to perform this work on a Fixed Fee basis.  Notwithstanding anything to the contrary, upon acceptance of this proposal, Aeolus will be invoiced a deposit of […***…]% in the amount of $[…***…].  Deposits will be credited proportionally against the final invoice for each Stage.  Invoices are payable within thirty (30) days from the date of issuance.  Materials will be shipped from JMPS’s facility F.C.A (Incoterm 2010) within 30 days of project completion.

All work specified in this proposal is subject to the Research and Manufacturing Agreement between Johnson Matthey Pharma Materials dba Johnson Matthey Pharma Services and Aeolus Pharmaceuticals dated February 16, 2011.  This proposal is valid for thirty (30) days from the preparation date.

Assumptions:

1.	The deliverables and associated effort described herein are based on the current process and yields.
2.	JMPS will use USP analytical methods or their equivalents for some tests and may outsource these tests to qualified testing facilities.
3.	It is assumed that Compound 2318.C and its intermediates are non-potent (Category 2 out of 4 on a Safebridge scale) and will be handled using typical containment/isolation techniques.

Stage 1:  Scale-up Development

JMPS will perform scale-up development activities prior to the non-GMP demonstration run.

1. Cleaning method development
[…***…]
2. Preparation of 2318.A with complete exclusion of air
[…***…]

Deliverables for Stage 1:

• A summary report.
• A cleaning protocol for 2318.A.
• A recommendation on how to implement air oxidation on scale (if required).

Stage 2:  Non-GMP Kilo-lab Demonstration

JMPS will perform a kilo-lab demonstration of the developed process by running a single batch of each step in 72-liter and 100-liter glass equipment.  […***…]  The process will be documented in non-GMP batch records, and the material will be tested according to the current specifications.

1.	Write non-GMP batch records (3) to fit the equipment being used for this campaign
2.	Process approximately […***…] of aldehyde
3.	Evaluate IPC methods
4.	Co-mil/screen final API
5.	Prepare Certificate of Testing for 2318.C

Deliverables for Stage 2:

• A brief (1-2 page) report summarizing the process and yields at each step.
• Copies of executed non-GMP batch records.
• Any material produced as a result of this stage accompanied by a COT.

Stage 3:  cGMP Manufacture

Upon completion of the kilo-lab campaign, JMPS will perform a plant scale demonstration of the process in a 100-Gallon / 200-Gallon equipment train.  […***…]  The process will be documented in cGMP batch records, and the material will be tested according to the current specifications.

The overall manufacturing plan is outlined in Table 1.

Table 1

Step Description	Equipment	No. of Batches
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]

1.	Write and review batch records (3) to fit the equipment being used for this campaign
2.	Process approximately […***…] of aldehyde
3.	Prepare Certificate of Analysis, BSE/TSE documents and Certificate of Compliance for 2318.C

Deliverables for Stage 3:

• Approximately […***…]  batch of 2318.C under cGMP.
• A brief (1-2 page) report summarizing the process and yields at each step.
• Copies of executed cGMP batch records.
• COA, BSE/TSE and COC.

JMPS offers to perform this work on a Fixed Fee basis.

AUTHORIZATION

Appendix 4 to the Research and Manufacturing Agreement Dated:  February 16, 2011

Scale-up Development and cGMP Manufacture of 2318.C

AEO-120223-1167

This proposal, including all work and material provided by JMPS hereunder, shall be governed by the Research and Manufacturing Agreement between Johnson Matthey Pharma Materials dba Johnson Matthey Pharma Services and Aeolus Pharmaceuticals.  By its signature below, Aeolus Pharmaceuticals hereby authorizes Johnson Matthey Pharma Services to perform the work detailed in this proposal subject to the Research and Manufacturing Agreement dated February 16, 2011.

For:  Aeolus Pharmaceuticals

/s/ John L. McManus                                                                 Date:  4/30/12
Signature

John L. McManus
Printed Name

For:  Johnson Matthey Pharmaceutical Materials, Inc. d/b/a Johnson Matthey Pharma Services

/s/ Jayachandra Reddy                                                                Date:  April 30, 2012
Jayachandra Reddy, Ph.D.
General Manager